As filed with the Securities and Exchange Commission on November 26, 2024
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
THE YORK WATER COMPANY
(Exact name of registrant as specified in charter)

Pennsylvania (State or other jurisdiction of incorporation or organization)	23-1242500 (IRS Employer Identification No.)

130 East Market Street
York, Pennsylvania 17401
(717) 845-3601
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Joseph T. Hand
President and Chief Executive Officer
The York Water Company
130 East Market Street
York, Pennsylvania 17401
(717) 845-3601
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jeffrey G. Aromatorio
Reed Smith LLP
225 Fifth Avenue, Suite 1200
Pittsburgh, Pennsylvania 15222
Telephone: (412) 288-3364
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-Accelerated Filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☐

If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The Company hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Company shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities or accept an offer to buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
Subject to completion, dated November 26, 2024
PROSPECTUS
THE YORK WATER COMPANY
$60,000,000

Common Stock
Debt Securities
This prospectus relates to up to $60,000,000 in aggregate principal amount of common stock, no par value per share of common stock, or “common stock,” and debt securities, including debt securities convertible into common stock, or “securities,” that we, The York Water Company, may sell from time to time in one or more offerings. This prospectus will allow us to issue securities over time and describes some of the general terms that may apply to an offering of such securities. We will provide a prospectus supplement each time we issue securities, which will inform you about the specific terms of that offering and may also supplement, update or amend information contained in this prospectus. You should read this prospectus, the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.
Our common stock is listed on the NASDAQ Global Select Market, or “NASDAQ,” under the symbol “YORW.” On November 25, 2024, the last reported sale price of our common stock on NASDAQ was $36.07 per share. The applicable prospectus supplement will contain information, where applicable, as to other listings, if any, on NASDAQ or other securities exchange of the securities covered by the applicable prospectus supplement.
Investing in our securities involves a high degree of risk. Before making an investment decision, you should review carefully the risks described under the heading “Risk Factors” beginning on page 3 of this prospectus and any similar section contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.
We may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time, on a continuous or delayed basis. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any underwriters are involved in the sale of any securities with respect to which this prospectus is being delivered, the names of such underwriters and any applicable discounts or commissions and over-allotment options will be set forth in a prospectus supplement. The price to the public of such securities and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this Prospectus is     , 2024.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or “SEC,” using a “shelf” registration or continuous offering process. Under this shelf registration process, we may, from time to time, sell securities described in this prospectus in one or more offerings.
Each time we sell any securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” before buying any securities in an offering.
You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or seeking an offer to buy securities under this prospectus or any applicable prospectus supplement in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security.
In this prospectus, unless the context specifically indicates otherwise “the Company,” “we,” “us” and “our” refer to The York Water Company.
ABOUT THE YORK WATER COMPANY
We were organized under the laws of the Commonwealth of Pennsylvania in 1816 and are the oldest investor-owned water utility in the United States. Our primary business of the Company is to impound, purify to meet or exceed safe drinking water standards and distribute water. We also own and operate three wastewater collection systems and ten wastewater collection and treatment systems. We operate within our franchised water and wastewater territory, which covers portions of 57 municipalities within four counties in south-central Pennsylvania. We are regulated by the Pennsylvania Public Utility Commission, or “PPUC,” for both water and wastewater in the areas of billing, payment procedures, dispute processing, terminations, service territory, debt and equity financing and rate setting. We must obtain PPUC approval before changing any practices associated with the aforementioned areas.
Water service is supplied through our own distribution system. We obtain the bulk of our water supply for our primary system for York and Adams Counties from both the South Branch and East Branch of the Codorus Creek, which together have an average daily flow of 73.0 million gallons from a combined watershed area of approximately 117 square miles. We have two reservoirs on this primary system, Lake Williams and Lake Redman, which together hold up to approximately 2.5 billion gallons of water. We supplement our reservoirs with a 15-mile pipeline from the Susquehanna River to Lake Redman which provides access to an additional supply of 12.0 million gallons of untreated water per day. We obtain our water supply for our system for Franklin County from the Roxbury Dam on the Conodoguinet Creek, which has an average daily flow of approximately 26.0 million gallons from a watershed area of approximately 33 square miles. The Company has a reservoir on this system which holds up to approximately 330 million gallons of water. We also own fifteen wells which are capable of providing a safe yield of approximately 923,000 gallons per day to supply water to the customers of our satellite systems in York, Adams, and Lancaster Counties. As of September 30, 2024, our average daily availability was 41.1 million gallons, and average daily consumption was approximately 22.4 million gallons. Our service territory had an estimated population of 209,000 as of December 31, 2023. Industry within our service territory is diversified, manufacturing such items as fixtures and furniture, electrical machinery, food products, paper, ordnance units, textile products, air conditioning systems, laundry detergent, barbells, and motorcycles.
Our principal executive offices are located at 130 East Market Street, York, Pennsylvania 17401. Our telephone number is (717) 845-3601. Our website address is www.yorkwater.com. The information contained on our website is not incorporated by reference into, and does not form any part of, this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We discuss in this prospectus and in documents that we have incorporated into this prospectus by reference certain matters which are not historical facts, but which are “forward-looking statements.” Words such as “may,” “should,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan” and similar expressions are intended to identify “forward-looking statements.” We intend these forward-looking statements to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to statements regarding:
•	the amount and timing of rate changes and other regulatory matters including the recovery of costs recorded as regulatory assets;
•	expected profitability and results of operations;
•	trends;
•	goals, priorities and plans for, and cost of, growth and expansion;
•	strategic initiatives;
•	availability of water supply;
•	water usage by customers; and
•	the ability to pay dividends on common stock and the rate of those dividends.
These forward-looking statements reflect what the Company currently anticipates will happen. What actually happens could differ materially from what it currently anticipates will happen and caution should be exercised against placing undue reliance upon such statements, which are based only on information currently available to the Company and speak only as of the date hereof. The Company does not intend to make a public announcement when forward-looking statements in this report are no longer accurate, whether as a result of new information, what actually happens in the future or for any other reason. Important matters that may affect what will actually happen include, but are not limited to:
•	changes in weather or climate, including drought conditions or extended periods of heavy precipitation;
•	natural disasters, including pandemics and the effectiveness of the Company’s pandemic plans;
•	levels of rate relief granted;
•	the level of commercial and industrial business activity within the Company’s service territory;
•	construction of new housing within the Company’s service territory and increases in population;
•	changes in government policies or regulations, including the tax code;
•	the ability to obtain permits for expansion projects;
•	material changes in demand from customers, including the impact of conservation efforts which may impact the demand of customers for water;
•	changes in economic and business conditions, including interest rates;
•	loss of customers;
•	changes in, or unanticipated, capital requirements;
•	the impact of acquisitions;
•	changes in accounting pronouncements;
•	changes in the Company’s credit rating or the market price of its common stock; and
•	the ability to obtain financing.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus and the risk factors described in our other filings with the SEC that we make from time to time, which are incorporated by reference in this prospectus, together with other information in this prospectus, the information and documents incorporated by reference in this prospectus, and in any prospectus supplement or free writing prospectus that we authorize for use in connection with an offering. If any of the following risks actually occur, our business, prospects, operating results and financial condition could suffer materially. In such event, the trading price of our common stock could decline, and you might lose all or part of your investment. Additional risks not presently known to us or that we currently believe are immaterial may also significantly impair our business operations.
The rates we charge our customers are subject to regulation. If we are unable to obtain government approval of our requests for rate increases, or if approved rate increases are untimely or inadequate to cover our investments in utility plant and equipment and projected expenses, our results of operations may be adversely affected.
Our ability to maintain and meet our financial objectives is dependent upon the rates we charge our customers, which are subject to approval by the PPUC. We file rate increase requests with the PPUC, from time to time, to recover our investments in utility plant and equipment and projected expenses. Any rate increase or adjustment must first be justified through documented evidence and testimony. The PPUC determines whether the investments and expenses are recoverable, the length of time over which such costs are recoverable, or, because of changes in circumstances, whether a remaining balance of deferred investments and expenses is no longer recoverable in rates charged to customers. Once a rate increase application is filed with the PPUC, the ensuing administrative and hearing process may be lengthy and costly. The timing of our rate increase requests is therefore dependent upon the estimated cost of the administrative process in relation to the investments and expenses that we hope to recover through the rate increase. In addition, the amount or frequency of rate increases may be decreased or lengthened as a result of changes in income tax laws regarding tax-basis depreciation as it applies to our capital expenditures or qualifying repair tax deductible expenditures, and by changes to income tax rates.
We can provide no assurances that future requests will be approved by the PPUC; and, if approved, we cannot guarantee that these rate increases will be granted in a timely or sufficient manner to cover the investments and expenses for which we sought the rate increase. If we are unable to obtain PPUC approval of our requests for rate increases, or if approved rate increases are untimely or inadequate to cover our investments in utility plant and equipment and projected expenses, our results of operations may be adversely affected.
We are subject to federal, state and local regulation that may impose costly limitations and restrictions on the way we do business.
Various federal, state and local authorities regulate many aspects of our business. Among the most important of these regulations are those relating to the quality of water we supply our customers, water allocation rights and the quality of the effluent we discharge from our wastewater treatment facilities. Government authorities continually review these regulations, particularly the drinking water quality regulations, and may propose new or more restrictive requirements in the future. We are required to perform water and wastewater quality tests that are monitored by the PPUC, the U.S. Environmental Protection Agency, or “EPA,” and the Pennsylvania Department of Environmental Protection, or “DEP,” for the detection of certain chemicals and compounds in our water and effluent. If new or more restrictive limitations on permissible levels of substances and contaminants in our water and wastewater are imposed, we may not be able to adequately predict the costs necessary to meet regulatory standards. If we are unable to recover the cost of implementing new water and wastewater treatment procedures in response to more restrictive quality regulations through our rates that we charge our customers, or if we fail to comply with such regulations, it could have a material adverse effect on our financial condition and results of operations.
We are also subject to water allocation regulations that control the amount of water that we can draw from water sources. The Susquehanna River Basin Commission, or “SRBC,” and the DEP regulate the amount of water withdrawn from streams in the watershed for water supply purposes to assure that sufficient quantities are available to meet our needs and the needs of other regulated users. In addition, government drought restrictions could cause the SRBC or the DEP to temporarily reduce the amount of our allocations. If new or more restrictive water allocation regulations are implemented or our allocations are reduced due to weather conditions, it may have an adverse effect on our ability to supply the demands of our customers, and in turn, on our revenues and results of operations.
Our business is subject to seasonal fluctuations, which could affect demand for our water service and our revenues.
Demand for our water during the warmer months is generally greater than during cooler months due primarily to additional requirements for water in connection with cooling systems, swimming pools, irrigation systems and other outside water use. Throughout the year, and particularly during typically warmer months, demand will vary with temperature and rainfall levels. If temperatures during the typically warmer months are cooler than expected, or there is more rainfall than expected, the demand for our water may decrease and adversely affect our revenues.
Weather conditions and overuse may interfere with our sources of water, demand for water services, and our ability to supply water to our customers.
We depend on an adequate water supply to meet the present and future demands of our customers and to continue our expansion efforts. Unexpected conditions may interfere with our water supply sources. Drought and overuse may limit the availability of surface and ground water. These factors might adversely affect our ability to supply water in sufficient quantities to our customers and our revenues and earnings may be adversely affected. Additionally, cool and wet weather, as well as drought restrictions and our customers’ conservation efforts, may reduce consumption demands, also adversely affecting our revenue and earnings. Furthermore, freezing weather may also contribute to water transmission interruptions caused by pipe and main breakage. If we experience an interruption in our water supply, it could have a material adverse effect on our financial condition and results of operations.
Some scientific experts are predicting a worsening of weather volatility in the future, possibly created by the climate change greenhouse gases. Changing severe weather patterns could require additional expenditures to reduce the risk associated with any increasing storm, flood and drought occurrences.
The issue of climate change continues to receive attention worldwide. Many climate change predictions, if true, present several potential challenges to water and wastewater utilities, such as increased frequency and duration of droughts, increased precipitation and flooding, potential degradation of water quality, and the resulting changes in demand for services. The changes may result in lower revenue, the need for additional capital expenditures, or increased costs. Because of the uncertainty of weather volatility related to climate change, we cannot predict its potential impact on our business, financial condition, or results of operations. Although any potential expenditures and costs may be recovered in the form of higher rates, there can be no assurance that the PPUC would approve rate increases to enable us to recover such expenditures and costs. We cannot assure you that our costs of complying with any climate change related measures will not harm our business, financial condition, or results of operations.
General economic conditions may affect our financial condition and results of operations.
A general economic downturn may lead to a number of impacts on our business that may affect our financial condition and results of operations. Such impacts may include: a reduction in discretionary and recreational water use by our residential water customers, particularly during the summer months when such discretionary usage is normally at its highest; a decline in usage by industrial and commercial customers as a result of decreased business activity; an increased incidence of customers’ inability to pay or delays in paying their utility bills, or an increase in customer bankruptcies, which may lead to higher bad debt expense and reduced cash flow; a lower customer growth rate due to a decline in new housing starts; and a decline in the number of active customers due to housing vacancies or abandonments. A deterioration in general economic conditions may also lead to an investment market downturn, which may result in our pension plans’ asset market values suffering a decline and significant volatility. A decline in our pension plans’ asset market values could increase our required cash contributions to these plans and pension expense in subsequent years.
We could be adversely impacted by inflation.
We have been affected and could continue to be affected by increased costs for items such as, among others, materials for capital expenditures, fuel, and treatment chemicals, due to the impacts of inflation. If inflation increases significantly, we may seek to increase our rates charged to customers. We can provide no assurances that any future rate increase request will be approved by the applicable regulatory authority, and if approved, we cannot guarantee that any rate increase will be granted in a timely manner and/or will be sufficient in amount to cover costs for which we initially sought the rate increase. The impact of inflation could adversely affect our results of operations, financial position or cash flows.
The current concentration of our business in central and southern Pennsylvania makes us particularly susceptible to adverse developments in local economic and demographic conditions.
Our service territory presently includes 57 municipalities within four counties in south-central Pennsylvania. Our revenues and operating results are therefore especially subject to local economic and demographic conditions in the area. A change in any of these conditions could make it more costly or difficult for us to conduct our business. In addition, any such change would have a disproportionate effect on us, compared to water and wastewater utility companies that do not have such a geographic concentration.
Contamination of our water supply or water at customer sites may cause disruption in our services; subject us to reduction in usage, regulatory actions, damage to our reputation and private litigation; and may adversely affect our revenues.
Our primary business is to impound, purify to meet or exceed safe drinking water standards and distribute water. Our water supply is subject to contamination from the migration of naturally-occurring substances in groundwater and surface systems and pollution resulting from man-made sources. In the event that our water supply is contaminated, we may have to interrupt the use of that water supply until we are able to substitute the flow of water from an uncontaminated water source through our interconnected transmission and distribution facilities. We may incur significant costs in order to treat the contaminated source through expansion of our current treatment facilities or development of new treatment methods.
In addition, contamination of the water provided to our customers exposes us to risks, including regulatory or government action, customer exposure to contamination or hazardous substances in the water, and resulting private claims and litigation. Negative impacts to our reputation may occur even if we are not responsible for any contamination or its consequences. Our inability to substitute water supply from an uncontaminated water source or to adequately treat the contaminated water source in a cost-effective manner, pending or future claims against us, and reputational damage could have a material adverse impact on our business, financial condition, and results of operations.
The failure of, or the requirement to repair, upgrade or dismantle, any of our dams may adversely affect our financial condition and results of operations.
Our water system includes three impounding dams. While we maintain active and robust dam maintenance and inspection programs, a failure of the dams could result in injuries and damage to residential and/or commercial property downstream for which we may be responsible, in whole or in part. The failure of a dam could also adversely affect our ability to supply water in sufficient quantities to our customers and could adversely affect our financial condition and results of operations. We carry liability insurance on our dams, however, our limits may not be sufficient to cover all losses or liabilities incurred due to the failure of one of our dams. The estimated costs to maintain and upgrade our dams are included in our capital budget. Although such costs have previously been recoverable in rates, there is no guarantee that these costs will continue to be recoverable and in what magnitude they will be recoverable.
Wastewater operations entail significant risks and may impose significant costs.
Wastewater collection and treatment and septage pumping and sludge hauling involve various unique risks. If collection or treatment systems fail or do not operate properly, or if there is a spill, untreated or partially treated wastewater could discharge onto property or into nearby streams and rivers, causing various damages and injuries, including environmental damage. These risks are most acute during periods of substantial rainfall or flooding, which are the main causes of sewer overflow and system failure. Liabilities resulting from such damages and injuries could materially and adversely affect our business, financial condition, and results of operations.
The necessity for increased security has and may continue to result in increased operating costs.
We have taken steps to increase security measures at our facilities and heighten employee awareness of threats to our water supply. We have also tightened our security measures regarding the delivery and handling of certain chemicals used in our business. We have and will continue to bear increased costs for security precautions to protect our facilities, operations and supplies. We are not aware of any specific threats to our facilities, operations or supplies. However, it is possible that we would not be in a position to control the outcome of such events should they occur.
We rely on our information technology systems to help manage our operations.
We rely on our computer, information and communications technology systems in connection with the operation of our business, especially with respect to customer service and billing, accounting and, in some cases, the monitoring and operation of our operating facilities. Our computer and communications systems and operations could be damaged or interrupted by natural disasters, cyber-attacks, power loss and internet, telecommunications or data network failures or acts of war or terrorism or similar events or disruptions. Any of these or other events could cause service interruption, delays and loss of critical data or impede aspects of operations and therefore, adversely affect our financial results.
Cyber-attacks on entities around the world have caused operational failures and/or compromised corporate and personal data. Such attacks could result in the loss, or compromise, of customer, financial or operational data, disruption of billing, collections or normal field service activities, disruption of electronic monitoring and control of operational systems and delays in financial reporting and other management functions. Possible impacts associated with a cyber-incident may include remediation costs related to lost, stolen, or compromised data, repairs to data processing systems, increased cyber security protection costs, adverse effects on our compliance with regulatory and environmental laws and regulation, including standards for drinking water, litigation and reputational damage.
Our business, results of operations, financial condition, cash flows and stock price may be adversely affected by pandemics, epidemics or other public health emergencies.
Our business, results of operations, financial condition, cash flows and stock price may be adversely affected by pandemics, epidemics or other public health emergencies. We believe we will continue to operate our business consistent with any federal guidelines or state and local orders, however, the outbreak of pandemics, epidemics or other public health emergencies and any preventive or protective actions taken by governmental authorities may have an adverse effect on our operations.
We depend on the availability of capital for expansion, construction and maintenance.
Our ability to continue our expansion efforts and fund our construction and maintenance program depends on the availability of adequate capital. There is no guarantee that we will be able to obtain sufficient capital in the future or that the cost of capital will not be too high for future expansion and construction. In addition, approval from the PPUC must be obtained prior to our sale and issuance of securities. If we are unable to obtain approval from the PPUC on these matters, or to obtain approval in a timely manner, it may affect our ability to effect transactions that are beneficial to us or our shareholders. A single transaction may itself not be profitable but might still be necessary to continue providing service or to grow the business.
The failure to maintain our existing credit rating could affect our cost of funds and related liquidity.
Standard & Poor’s Ratings Services rates our outstanding debt and has given a credit rating to us. Their evaluations are based on a number of factors, which include financial strength as well as transparency with rating agencies and timeliness of financial reporting. Failure to maintain our current credit rating could adversely affect our cost of funds and related liquidity.
We may face competition from other water suppliers or wastewater service providers that may hinder our growth and reduce our profitability.
We face competition from other water suppliers for acquisitions, which may limit our growth opportunities. Furthermore, even after we have been the successful bidder in an acquisition, competing water suppliers or wastewater service providers may challenge our application for extending our franchise territory to cover the target company’s market. Finally, third parties either supplying water on a contract basis to municipalities or entering into agreements to operate municipal water or wastewater systems might adversely affect our business by winning contracts that may be beneficial to us. If we are unable to compete successfully with other water suppliers and wastewater service providers for these acquisitions, franchise territories and contracts, it may impede our expansion goals and adversely affect our profitability.
An important element of our growth strategy is the acquisition of water and wastewater systems. Any pending or future acquisitions we decide to undertake will involve risks.
The acquisition and integration of water and wastewater systems is an important element in our growth strategy. This strategy depends on identifying suitable acquisition opportunities and reaching mutually agreeable terms with acquisition candidates. The negotiation of potential acquisitions as well as the integration of acquired businesses could require us to incur significant costs. Further, acquisitions may result in dilution for the owners of our common stock, our incurrence of debt and contingent liabilities and fluctuations in quarterly results. In addition, the businesses and other assets we acquire may not achieve the financial results that we expect, which could adversely affect our profitability.
We have restrictions on our dividends. There can also be no assurance that we will continue to pay dividends in the future or, if dividends are paid, that they will be in amounts similar to past dividends.
The terms of our debt instruments impose conditions on our ability to pay dividends. We have paid dividends on our common stock each year since our inception in 1816 and have increased the amount of dividends paid each year since 1997. Our earnings, financial condition, capital requirements, applicable regulations and other factors, including the timeliness and adequacy of rate increases, will determine both our ability to pay dividends on our common stock and the amount of those dividends. There can be no assurance that we will continue to pay dividends in the future or, if dividends are paid, that they will be in amounts similar to past dividends.
If we are unable to pay the principal and interest on our indebtedness as it comes due or we default under certain other provisions of our loan documents, our indebtedness could be accelerated and our results of operations and financial condition could be adversely affected.
Our ability to pay the principal and interest on our indebtedness as it comes due will depend upon our current and future performance. Our performance is affected by many factors, some of which are beyond our control. We believe that our cash generated from operations, and, if necessary, borrowings under our existing credit facilities will be sufficient to enable us to make our debt payments as they become due. If, however, we do not generate sufficient cash, we may be required to refinance our obligations or sell additional equity, which may be on terms that are not as favorable to us. No assurance can be given that any refinancing or sale of equity will be possible when needed or that we will be able to negotiate acceptable terms. In addition, our failure to comply with certain provisions contained in our trust indentures and loan agreements relating to our outstanding indebtedness could lead to a default under these documents, which could result in an acceleration of our indebtedness.
We depend significantly on the services of the members of our senior management team, and the departure of any of those persons could cause our operating results to suffer.
Our success depends significantly on the continued individual and collective contributions of our senior management team. If we lose the services of any member of our senior management or are unable to hire and retain experienced management personnel, our operating results could suffer.
Work stoppages and other labor relations matters could adversely affect our operating results.
Approximately one-third of our workforce is unionized under a contract with a labor union. In light of rising costs for healthcare and retirement benefits, contract negotiations in the future may be difficult. We are subject to a risk of work stoppages and other labor actions as we negotiate with the union to address these issues, which could affect our business, financial condition, and results of operations. Although we believe we have a good relationship with our union workforce and have a strike contingency plan, we cannot be assured that issues with our labor force will be resolved favorably to us in the future or that we will not experience work stoppages.
There is a limited trading market for our common stock; you may not be able to resell your shares at or above the price you pay for them.
Although our common stock is listed for trading on NASDAQ, the trading in our common stock has substantially less liquidity than many other companies quoted on NASDAQ. A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the market of willing buyers and sellers of our common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Because of the limited volume of trading in our common stock, a sale of a significant number of shares of our common stock in the open market could cause our stock price to decline.
The final determination of our income tax liability may be materially different from our income tax provision.
Significant judgment is required in determining our provision for income taxes. The calculation of the provision for income taxes is subject to our interpretation of applicable business tax laws in the federal and state jurisdictions in which we file. In addition, our income tax returns are subject to periodic examination by the Internal Revenue Service and other taxing authorities.
In December 2014, we changed our tax method of accounting to permit the expensing of qualifying asset improvement costs that were previously being capitalized and depreciated for tax purposes. Our determination of what qualifies as a capital cost versus a repair expense tax deduction is subject to subsequent adjustment and may impact the income tax benefits that have been recognized.
Although we believe our income tax estimates are appropriate, there is no assurance that the final determination of our income tax liability will not be materially different, either higher or lower, from what is reflected in our income tax provision. In the event we are assessed additional income taxes, our business, financial condition, and results of operations could be adversely affected.
We are subject to market and interest rate risk on our $12,000,000 variable interest rate debt issue.
We are subject to interest rate risk in conjunction with our $12,000,000 variable interest rate debt issue. This exposure, however, has been hedged with an interest rate swap. This hedge will protect the Company from the risk of changes in the benchmark interest rates but does not protect the Company’s exposure to the changes in the difference between its own variable funding rate and the benchmark rate. A breakdown of the historical relationships between the cost of funds of the Company and the benchmark rate underlying the interest rate swap could result in higher interest rates adversely affecting our financial results.
The holders of the $12,000,000 variable rate Pennsylvania Economic Development Financing Authority (PEDFA) Series A Bonds may tender their bonds at any time. When the bonds are tendered, they are subject to an annual remarketing agreement, pursuant to which a remarketing agent attempts to remarket the tendered bonds pursuant to the terms of the Indenture. In order to keep variable interest rates down and to enhance the marketability of the Series A Bonds, the Company entered into a Reimbursement, Credit and Security Agreement with PNC Bank, National Association, or the “Bank,” dated as of May 1, 2008. This agreement provides for a direct pay letter of credit issued by the Bank to the trustee for the Series A Bonds. The letter of credit expires June 30, 2026 and is reviewed annually for a potential extension of the expiration date. The Bank is responsible for providing the trustee with funds for the timely payment of the principal and interest on the Series A Bonds and for the purchase price of the Series A Bonds that have been tendered or deemed tendered for purchase and have not been remarketed. If the Bank is unable to meet its obligations, the Company would be required to buy any bonds which had been tendered.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of our common stock, and may be dilutive to existing stockholders.
In the future, we may incur debt or issue additional equity securities ranking senior to our common stock. Any future senior securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting our operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences, and privileges more favorable than those of our common stock or provide for the issuance of additional equity securities that could be dilutive to existing stockholders. Because any decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our common stock and be dilutive to existing stockholders.

Some provisions of our charter documents and Pennsylvania law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our shareholders, and may prevent attempts by our shareholders to replace or remove our current management.
Provisions in our Amended and Restated Articles of Incorporation and Amended and Restated By-laws could make it more difficult for a third-party to acquire us or increase the cost of acquiring us, even if doing so would benefit our shareholders, or remove our current management. These include provisions that:
•	divide our board of directors into three classes with staggered three-year terms;
•
establish advance notice procedures with respect to shareholder proposals to be brought before a shareholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of director;

•	provide that shareholders may only act at a duly organized meeting.
These provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management by making it more difficult for shareholders to replace members of our board of directors, who are responsible for appointing the members of our management. We are governed by the Pennsylvania Business Corporation Law of 1988, as amended, certain provisions of which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our shareholders. Under Pennsylvania law, a corporation may not, in general, engage in a business combination with any holder of 20% or more of its capital stock other than by majority vote of disinterested shareholders at a meeting called no earlier than five years after the interested shareholder became a 20 percent owner or, among other methods, the board of directors has approved the transaction. Any provision of our articles of incorporation or bylaws or Pennsylvania law that has the effect of delaying or deterring a change in control could limit the opportunity for our shareholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

USE OF PROCEEDS
We will receive all of the net proceeds from the sale by us of the securities registered under the registration statement of which this prospectus is a part. Unless otherwise specified in a prospectus supplement accompanying this prospectus, we expect to use the net proceeds from the sale of our securities for general corporate purposes, which may include, among other things, reduction or refinancing of debt or other corporate obligations, potential acquisitions of complementary businesses, the financing of capital expenditures and other general corporate purposes, including working capital.
The actual application of proceeds from the sale of securities issued hereunder will be described in the applicable prospectus supplement relating thereto. The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds. We currently have no plans for specific use of the net proceeds. We will specify the principal purposes for which the net proceeds from the sale of our securities will be used in a prospectus supplement at the time of sale.

DESCRIPTION OF CAPITAL STOCK
The following description of our capital stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Amended and Restated Articles of Incorporation, or our “Articles,” and Amended and Restated By-laws, or our “By-laws,” which are included as exhibits to our Annual Report on Form 10-K filed with the SEC on March 5, 2024, each of which is incorporated by reference herein. We encourage you to read our Articles, our By-laws and the applicable provisions of the Pennsylvania Business Corporation Law of 1988, as amended, for additional information.
Authorized Capital Stock
Our authorized capital stock consists of 47,000,000 shares, of which 46,500,000 shares are common stock and 500,000 shares are preferred stock, each without par value.
Common Stock
Voting Rights
Each share of common stock entitles the holder to one vote on each matter presented at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting. Cumulative voting in an election of directors is not permitted under our Articles. Pursuant to our By-laws, our Board of Directors consists of at least eight and not more than twelve directors, with three separate classes of directors and with each such class elected every three years to a staggered three-year term of office. As a result of this classification, a greater number of votes are required to elect a director than if the entire Board of Directors were elected at the same time, thus making it more difficult for shareholders to obtain board representation in proportion to their shareholdings.
Dividends
All shares of common stock are entitled to participate pro rata in any dividends declared by our Board of Directors out of funds legally available therefor. Subject to the prior rights of creditors and of any shares of preferred stock which may be outstanding, all shares of common stock are entitled in the event of liquidation to participate ratably in the distribution of all our remaining assets.
Certain of our trust indentures and agreements relating to our outstanding indebtedness impose restrictions on the payment of dividends. In general, these restrictive provisions prohibit the payment of dividends on our common stock when cumulative dividend payments, over a specified period of time, exceed cumulative net income, over the same period, plus, in certain cases, a specified base amount. In view of our historic net income, management believes that these contractual provisions should not have any direct, adverse impact on the dividends we pay on our common stock. Notwithstanding these contractual provisions, our Board of Directors periodically considers a variety of factors in evaluating our common stock dividend rate. The continued maintenance of the current common stock dividend rate will be dependent upon (i) our success in financing future capital expenditures through debt and equity issuances, (ii) our success in obtaining future rate increases from the PPUC, (iii) future interest rates, and (iv) other events or circumstances which could have an effect on operating results.
Preferred Stock
We also have 500,000 shares of preferred stock authorized, which our Board of Directors has discretion to issue in such series and with such preferences and rights as it may designate. Such preferences and rights may be superior to those of the holders of common stock. For example, the holders of preferred stock may be given a preference in payment upon our liquidation, or for the payment or accumulation of dividends before any distributions are made to the holders of common stock. No shares of the preferred stock have been issued.

Anti-Takeover Provisions
Pennsylvania State Law Provisions
We are subject to various anti-takeover provisions of the Pennsylvania Business Corporation Law of 1988, as amended. Generally, these provisions are triggered if any person or group acquires, or discloses intent to acquire, 20% or more of a corporation’s voting power, unless the acquisition is under a registered firm commitment underwriting or, in certain cases, approved by the board of directors. These provisions:
•	provide the other shareholders of the corporation with certain rights against the acquiring group or person;
•	prohibit the corporation from engaging in a broad range of business combinations with the acquiring group or person; and
•	restrict the voting and other rights of the acquiring group or person.
In addition, as permitted by Pennsylvania law, an amendment to our Articles or other corporate action that is approved by shareholders may provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class. For example, an amendment to our Articles or other corporate action may provide that shares of common stock held by designated shareholders of record must be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.
Preferred Stock
The issuance of shares of preferred stock, while potentially providing desirable flexibility in connection with raising capital for our needs and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.
Bylaw Provisions
Certain provisions of By-laws may have the effect of discouraging unilateral tender offers or other attempts to take over and acquire our business. These provisions might discourage some potentially interested purchaser from attempting a unilateral takeover bid for us on terms, which some shareholders might favor.
Our By-laws require our Board of Directors to be divided into three classes that serve staggered three-year terms. When a board is staggered, hostile bidders must win more than one proxy fight at successive shareholder meetings in order to exercise control of the board of the target.
The By-laws also require that any shareholder intending to nominate a candidate for election as a director must give written notice of the nomination, containing certain specified information, to our secretary not later than 90 days nor earlier than 120 days in advance of the meeting at which the election is to be held.
Pennsylvania Public Utility Commission Provisions
The PPUC has jurisdiction over a change in control of us or the acquisition of us by a third party. The PPUC approval process can be lengthy and may deter a potentially interested purchaser from attempting to acquire a controlling interest in us.
Miscellaneous
There are no preemptive rights, sinking fund provisions, conversion rights or redemption provisions applicable to the common stock. Holders of fully paid shares of common stock are not subject to any liability for further calls or assessments.
Indemnification of Directors and Officers
Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended, or the “BCL,” provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacity if the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required under Section 1743 of the BCL to indemnify present or former directors and officers against expenses they may incur in defending such actions against them in such capacities if they are successful on the merits or otherwise in defense of such actions.
Section 1713 of the BCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute. Article VII of the Company’s By-Laws limits the liability of any director of the Company to the fullest extent permitted by Section 1713 of the BCL.
Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to Section 1746 of the BCL, Article VIII of the Company’s By-Laws provides for indemnification of directors, officers and other agents of the Company to the fullest extent permitted by the BCL.
Article VIII of the Company’s By-Laws provides a right to indemnification for expenses and certain liabilities paid or incurred by any indemnified representative of the Company, including directors and officers of the Company, in connection with any actual or threatened claim, action, suit or proceeding in which he or she may be involved by reason of being or having been, among others, a director, officer, employee or agent of the Company, or at the request of the Company, of another corporation, partnership, joint venture, trust or other entity. In accordance with Section 1744 of the BCL, Article VIII requires the Company to determine the availability of indemnification by certain specified procedures, including by vote of directors not a party to the proceeding in respect for which indemnification is sought or, in certain circumstances, determination of independent counsel.
Article VIII of the Company’s By-Laws authorizes the Company to further effect or secure its indemnification obligations by purchasing and maintaining insurance. The Company has purchased officers’ and directors’ liability insurance which covers certain liabilities incurred by its officers and directors in connection with the performance of their duties, subject to the limitations of such policy. This insurance also insures the Company against any amounts paid by the Company to indemnify covered directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the “Securities Act,” may be permitted for directors, officers and controlling persons of the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
Transfer Agent and Registrar
The Transfer Agent and Registrar for the common stock is Broadridge Corporate Issuer Solutions, Inc, PO Box 1342, Brentwood, NY 11717.

DESCRIPTION OF DEBT SECURITIES
The following is a summary of the general terms and provisions of the debt securities we may offer under this prospectus and one or more prospectus supplements. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a prospectus supplement. The following description of debt securities will apply to the debt securities offered by this prospectus unless we provide otherwise in the applicable prospectus supplement. The applicable prospectus supplement for a particular series of debt securities may specify different or additional terms.
General
We may issue senior, senior subordinated, or subordinated debt securities, and in any case may be secured or unsecured. The debt securities will be our direct obligations. Senior securities will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. Senior subordinated securities will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with any other senior subordinated indebtedness. Subordinated securities will be subordinated in right of payment to senior subordinated securities.
Debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. We need not issue all debt securities of one series at the same time. Unless we provide otherwise, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series. We may issue debt securities with terms different from those of debt securities that we previously issued.
The form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is subject to any amendments or supplements that we may enter into with the trustee(s), however, we may issue debt securities not subject to the indenture provided such terms of debt securities are not otherwise required to be set forth in the indenture. Each indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended, and we may supplement the indenture from time to time. The material terms of the indenture are summarized below and we refer you to the indenture for a detailed description of these material terms. Additional or different provisions that are applicable to a particular series of debt securities will, if material, be described in a prospectus supplement relating to the offering of debt securities of that series. These provisions may include, among other things and to the extent applicable, the following:
•
the title of the debt securities, including, as applicable, whether the debt securities will be issued as senior debt securities, senior subordinated debt securities or subordinated debt securities, any subordination provisions particular to the series of debt securities;

•	any limit on the aggregate principal amount of the debt securities;
•	whether the debt securities are senior debt securities or subordinated debt securities and applicable subordination provisions, if any;
•	whether the debt securities will be secured or unsecured;
•	if other than 100% of the aggregate principal amount, the percentage of the aggregate principal amount at which we will sell the debt securities, such as an original issuance discount;
•	the date or dates, whether fixed or extendable, on which the principal of the debt securities will be payable;
•
the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue, the interest payment dates on which we will pay any such interest, the basis upon which interest will be calculated if other than that of a 360-day year consisting of twelve 30-day months, and, in the case of registered securities, the record dates for the determination of holders to whom interest is payable;

•	the terms, if any, by which holders of the debt securities may convert or exchange the debt securities for our common stock, preferred stock, or any other security or property;
•	if convertible, the initial conversion price, the conversion period, and any other terms governing such conversion;

•	the place or places where the principal of and any premium or interest on the debt securities will be payable and where the debt securities may be surrendered for conversion or exchange;
•
whether we may, at our option, redeem the debt securities, and if so, the price or prices at which, the period or periods within which, and the terms and conditions upon which, we may redeem the debt securities, in whole or in part, pursuant to any sinking fund or otherwise;

•
if other than 100% of the aggregate principal amount thereof, the portion of the principal amount of the debt securities which will be payable upon declaration of acceleration of the maturity date thereof or provable in bankruptcy, or, if applicable, which is convertible or exchangeable;

•
any obligation we may have to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the price or prices at which, the currency in which and the period or periods within which, and the terms and conditions upon which, the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to any such obligation, and any provision for the remarketing of the debt securities;

•
the issuance of debt securities as registered securities or unregistered securities or both, and the rights of the holders of the debt securities to exchange unregistered securities for registered securities, or vice versa, and the circumstances under which any such exchanges, if permitted, may be made;

•
the denominations, which may be in United States Dollars or in any foreign currency, in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•
whether the debt securities will be issued in the form of certificated debt securities, and if so, the form of the debt securities (or forms thereof if unregistered and registered securities are issuable in that series), including the legends required by law or as we deem necessary or appropriate, the form of any coupons or temporary global security which may be issued and the forms of any other certificates which may be required under the indenture or which we may require in connection with the offering, sale, delivery or exchange of the debt securities;

•
if other than United States Dollars, the currency or currencies in which payments of principal, interest and other amounts payable with respect to the debt securities will be denominated, payable, redeemable or repurchasable, as the case may be;

•	whether the debt securities may be issuable in tranches;
•
the obligations, if any, we may have to permit the conversion or exchange of the debt securities into common stock, preferred stock or other capital stock or property, or a combination thereof, and the terms and conditions upon which such conversion or exchange will be effected (including conversion price or exchange ratio), and any limitations on the ownership or transferability of the securities or property into which the debt securities may be converted or exchanged;

•	if other than the trustee under the indenture, any trustees, authenticating or paying agents, transfer agents or registrars or any other agents with respect to the debt securities;
•
any deletions from, modifications of or additions to the events of default with respect to the debt securities or the right of the Trustee or the holders of the debt securities in connection with events of default;

•	any deletions from, modifications of or additions to the covenants with respect to the debt securities;
•
if the amount of payments of principal of, and make-whole amount, if any, and interest on the debt securities may be determined with reference to an index, the manner in which such amount will be determined;

•
whether the debt securities will be issued in whole or in part in the global form of one or more debt securities and, if so, the depositary for such debt securities, the circumstances under which any such debt security may be exchanged for debt securities registered in the name of, and under which any transfer of debt securities may be registered in the name of, any person other than such depositary or its nominee, and any other provisions regarding such debt securities;

•
whether, under what circumstances and the currency in which, we will pay additional amounts on the debt securities to any holder of the debt securities who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts, and the terms of any such option;

•	whether the debt securities will be secured by any collateral and, if so, a general description of the collateral and the terms of any related security, pledge or other agreements;
•	the persons to whom any interest on the debt securities will be payable, if other than the registered holders thereof on the regular record date therefor; and
•	any other material terms or conditions upon which the debt securities will be issued.
Unless otherwise indicated in the applicable prospectus supplement, we will issue debt securities in fully registered form without coupons and in denominations of $1,000 and in integral multiples of $1,000, and interest will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date falls on a day that is not a business day, then the payment will be made on the next business day without additional interest and with the same effect as if it were made on the originally scheduled date. “Business day” means any calendar day that is not a Saturday, Sunday or legal holiday in New York, New York, and on which the trustee and commercial banks are open for business in New York, New York.
Unless we inform you otherwise in a prospectus supplement, each series of our senior debt securities will rank equally in right of payment with all of our other unsubordinated debt. The subordinated debt securities will rank junior in right of payment and be subordinate to all of our unsubordinated debt.
Unless otherwise indicated in the applicable prospectus supplement, the trustee will act as paying agent and registrar for the debt securities under the indenture. We may act as paying agent under the indenture.
The prospectus supplement will contain a description of United States federal income tax consequences relating to the debt securities, to the extent applicable.
Covenants
The applicable prospectus supplement will describe any covenants, such as restrictive covenants restricting us or our subsidiaries, if any, from incurring, issuing, assuming or guarantying any indebtedness or restricting us or our subsidiaries, if any, from paying dividends or acquiring any of our or its capital stock.
Consolidation, Merger and Transfer of Assets
The indenture permits a consolidation or merger between us and another entity and/or the sale, conveyance or lease by us of all or substantially all of our property and assets, provided that:
•
the resulting or acquiring entity, if other than us, is organized and existing under the laws of a United States jurisdiction and assumes all of our responsibilities and liabilities under the indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the indenture;

•	immediately after the transaction, and giving effect to the transaction, no event of default under the indenture exists; and
•
we have delivered to the trustee an officers’ certificate stating that the transaction and, if a supplemental indenture is required in connection with the transaction, the supplemental indenture comply with the indenture and that all conditions precedent to the transaction contained in the indenture have been satisfied.

If we consolidate or merge with or into any other entity, or sell or lease all or substantially all of our assets in compliance with the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us in the indenture and the debt securities with the same effect as if it had been an original party to the indenture and the debt securities. As a result, such successor entity may exercise our rights and powers under the indenture and the debt securities, in our name and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the debt securities.

Notwithstanding the foregoing, we may transfer all of our property and assets to another entity if, immediately after giving effect to the transfer, such entity is our wholly owned subsidiary. The term “wholly owned subsidiary” means any subsidiary in which we and/or our other wholly owned subsidiaries, if any, own all of the outstanding capital stock.
Modification and Waiver
Under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:
•	a change in the stated maturity date of any payment of principal or interest;
•	a reduction in the principal amount of or interest on any debt securities;
•	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;
•	a change in the currency in which any payment on the debt securities is payable;
•	an impairment of a holder’s right to sue us for the enforcement of payments due on the debt securities; or
•
a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

Under the indenture, the holders of not less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:
•	waive compliance by us with certain restrictive provisions of the indenture; and
•
waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of or interest on any series of debt securities.

Events of Default
Unless we indicate otherwise in the applicable prospectus supplement, “event of default” under the indenture will mean, with respect to any series of debt securities, any of the following:
•	failure to pay interest on any debt security for 30 days after the payment is due;
•	failure to pay the principal of any debt security when due, either at maturity, upon redemption, by declaration or otherwise;
•
failure on our part to observe or perform any other covenant or agreement in the indenture that applies to the debt securities for 90 days after we have received written notice of the failure to perform in the manner specified in the indenture; and

•	certain events of bankruptcy, insolvency or reorganization.
Remedies Upon an Event of Default
If an event of default occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of such series may declare the entire principal of all the debt securities to be due and payable immediately, except that, if the event of default is caused by certain events in bankruptcy, insolvency or reorganization, the entire principal of all of the debt securities of such series will become due and payable immediately without any act on the part of the trustee or holders of the debt securities. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series can, subject to conditions, rescind the declaration.
The indenture requires us to furnish to the trustee not less often than annually, a certificate from our principal executive officer, principal financial officer or principal accounting officer, as the case may be, as to such officer’s knowledge of our compliance with all conditions and covenants under the indenture. The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal of or interest on any debt securities if the trustee in good faith determines that the withholding of notice is in the best interests of the holders. For purposes of this paragraph, “default” means any event which is, or after notice or lapse of time or both would become, an event of default under the indenture.
The trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities, unless the holders offer the trustee satisfactory security or indemnity. If satisfactory security or indemnity is provided, then, subject to other rights of the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities may direct the time, method and place of:
•	conducting any proceeding for any remedy available to the trustee; or
•	exercising any trust or power conferred upon the trustee.
The holder of a debt security will have the right to begin any proceeding with respect to the indenture or for any remedy only if:
•	the holder has previously given the trustee written notice of a continuing event of default;
•
the holders of not less than a majority in aggregate principal amount of the outstanding debt securities have made a written request of, and offered reasonable indemnity to, the trustee to begin such proceeding;

•	the trustee has not started such proceeding within 60 days after receiving the request; and
•	no direction inconsistent with such written request has been given to the trustee under the indenture.
However, the holder of any debt security will have an absolute right to receive payment of principal of and interest on the debt security when due and to institute suit to enforce this payment.
Satisfaction and Discharge; Defeasance
Satisfaction and Discharge of Indenture. Unless otherwise indicated in the applicable prospectus supplement, if at any time,
•
we have paid the principal of and interest on all the debt securities of any series, except for debt securities which have been destroyed, lost or stolen and which have been replaced or paid in accordance with the indenture, as and when the same shall have become due and payable, or

•
we have delivered to the trustee for cancellation all debt securities of any series theretofore authenticated, except for debt securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in the indenture, or

•
all the debt securities of such series not theretofore delivered to the trustee for cancellation have become due and payable, or are by their terms are to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee, in trust, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums due on the debt securities, on the dates the payments are due or become due under the indenture and the terms of the debt securities, then the indenture shall cease to be of further effect with respect to the debt securities of such series, except for:
•	rights of registration of transfer and exchange, and our right of optional redemption;
•	substitution of mutilated, defaced, destroyed, lost or stolen debt securities;
•
rights of holders to receive payments of principal thereof and interest thereon upon the original stated due dates therefor (but not upon acceleration) and remaining rights of the holders to receive mandatory sinking fund payments, if any;

•	the rights, obligations and immunities of the trustee under the indenture; and
•	the rights of the holders of such series of debt securities as beneficiaries thereof with respect to the property so deposited with the trustee payable to all or any of them.

Defeasance and Covenant Defeasance. Unless otherwise indicated in the applicable prospectus supplement, we may elect with respect to any debt securities of any series either:
•	to defease and be discharged from all of our obligations with respect to such debt securities, or “defeasance,” with certain exceptions described below; or
•
to be released from our obligations with respect to such debt securities under such covenants as may be specified in the applicable prospectus supplement, and any omission to comply with those obligations will not constitute a default or an event of default with respect to such debt securities, or “covenant defeasance.”

We must comply with the following conditions before the defeasance or covenant defeasance can be effected:
•
we must irrevocably deposit with the indenture trustee or other qualifying trustee, under the terms of an irrevocable trust agreement in form and substance satisfactory to the trustee, trust funds in trust solely for the benefit of the holders of such debt securities, sufficient money or government obligations, or a combination thereof, to pay the principal, any interest and any other sums on the due dates for those payments; and

•
we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of defeasance or covenant defeasance, as the case may be, to be effected with respect to such debt securities and will be subject to federal income tax on the same amount, in the same manner and at the same times as would be the case if such defeasance or covenant defeasance, as the case may be, had not occurred.

In connection with defeasance, any irrevocable trust agreement contemplated by the indenture must include, among other things, provision for:
•	payment of the principal of and interest on such debt securities, if any, appertaining thereto when due (by redemption, sinking fund payments or otherwise),
•	the payment of the expenses of the trustee incurred or to be incurred in connection with carrying out such trust provisions,
•	rights of registration, transfer, substitution and exchange of such debt securities in accordance with the terms stated in the indenture, and
•	continuation of the rights, obligations and immunities of the trustee as against the holders of such debt securities as stated in the indenture.
The accompanying prospectus supplement may further describe any provisions permitting or restricting defeasance or covenant defeasance with respect to the debt securities of a particular series.
Global Securities
Unless otherwise indicated in the applicable prospectus supplement, each debt security offered by this prospectus will be issued in the form of one or more global debt securities representing all or part of that series of debt securities. This means that we will not issue certificates for that series of debt securities to the holders. Instead, a global debt security representing that series will be deposited with, or on behalf of, a securities depositary and registered in the name of the depositary or a nominee of the depositary. Any such depositary must be a clearing agency registered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” We will describe the specific terms of the depositary arrangement with respect to a series of debt securities to be represented by a global security in the applicable prospectus supplement.
Notices
We will give notices to holders of the debt securities by mail at the addresses listed in the security register. In the case of notice in respect of unregistered securities or coupon securities, we may give notice by publication in a newspaper of general circulation in New York, New York.

Governing Law
The particular terms of a series of debt securities will be described in a prospectus supplement relating to such series of debt securities. Any indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, and may be supplemented or amended from time to time following their execution. Unless otherwise stated in the applicable prospectus supplement, we will not be limited in the amount of debt securities that we may issue, and neither the senior debt securities nor the subordinated debt securities will be secured by any of our property or assets. Thus, by owning debt securities, you are one of our unsecured creditors.
Regarding the Trustee
From time to time, we may maintain deposit accounts and conduct other banking transactions with the trustee to be appointed under the indenture or its affiliates in the ordinary course of business.

PLAN OF DISTRIBUTION
We may sell our securities from time to time to or through underwriters, dealers or agents or directly to purchasers, in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We may also issue these securities as compensation to such agents, underwriters or dealers for making sales of our securities. We may use these methods in any combination.
By Underwriters
We may use an underwriter or underwriters in the offer or sale of our securities.
•	If we use an underwriter or underwriters, we will execute an underwriting agreement and the offered securities will be acquired by the underwriters for their own account.
•
We will include the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including the compensation the underwriters and dealers will receive, in the prospectus supplement. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

•	The underwriters will use this prospectus and the prospectus supplement to sell our securities.
By Dealers
We may use a dealer to sell our securities.
•	If we use a dealer, we, as principal, will sell our securities to the dealer.
•	The dealer will then resell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.
•	We will include the name of the dealer and the terms of our transactions with the dealer in the prospectus supplement.
By Agents
We may designate agents to solicit offers to purchase our securities.
•	We will name any agent involved in offering or selling our securities and any commissions that we will pay to the agent in the prospectus supplement.
•	Unless indicated otherwise in the prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.
•	An agent may be deemed to be underwriters under the Securities Act of any of our securities that they offer or sell.
By Delayed Delivery Contracts
We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.
•
If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when payment will be demanded and securities delivered under the delayed delivery contracts.

•	These delayed delivery contracts will be subject only to the conditions set forth in the prospectus supplement.
•	We will indicate in the prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

Direct Sales
We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors, including our affiliates. We will describe the terms of our direct sales in the prospectus supplement. We may also sell our securities upon the exercise of rights which we may issue.
Shareholder Subscription Offerings
Direct sales to our shareholders may be accomplished through shareholder subscription rights distributed to shareholders. In connection with the distribution of shareholder subscription rights to shareholders, if all of the underlying securities are not subscribed for, we may sell any unsubscribed securities to third parties directly or through underwriters or agents. In addition, whether or not all of the underlying securities are subscribed for, we may concurrently offer additional securities to third parties directly or through underwriters or agents. The shareholder subscription rights will be distributed as a dividend to the shareholders for which they will pay no separate consideration and will not be transferable. The prospectus supplement with respect to the offer of securities under shareholder subscription rights will set forth the relevant terms of the shareholder subscription rights, including:
•	the number of shares of our common stock that will be offered under the shareholder subscription rights;
•	the period during which and the price at which the shareholder subscription rights will be exercisable;
•	any provisions for changes to or adjustments in the exercise price of the shareholder subscription rights; and
•	any other material terms of the shareholder subscription rights.
General Information
Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify agents, underwriters, and dealers against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
Representatives of the underwriters or agents through whom our securities are or may be sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.
Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters or agents to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.
In compliance with guidelines of the Financial Institution Regulatory Authority, or “FINRA,” the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

LEGAL MATTERS
Certain legal matters with respect to the validity of the securities being offered hereby will be passed on for us by Reed Smith LLP, Pittsburgh, Pennsylvania. Any underwriters will be advised about other issues relating to any offering by their own legal counsel.
EXPERTS
Baker Tilly US, LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Baker Tilly US, LLP’s report, given on their authority as experts in accounting and auditing.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and does not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference into this prospectus for a copy of such contract, agreement or other document. We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at the SEC’s website at http://www.sec.gov, and through a link on our website at http://www.yorkwater.com.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” into this prospectus information that we file with the SEC in other documents. This means that we can disclose important information to you by referring to other documents that contain that information. The information incorporated by reference is considered to be part of this prospectus. Information contained in this prospectus and information that we file with the SEC in the future and incorporate by reference in this prospectus automatically updates and supersedes previously filed information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) between the date of the initial registration statement and the effectiveness of the registration statement and following the effectiveness of the registration statement until the offering of the securities under the registration statement is terminated or completed.
•	Our Annual Report on Form 10-K for the year ended December 31, 2023 as filed with the SEC on March 5, 2024;
•	Our Definitive Proxy Statement as filed with the SEC on March 22, 2024, as supplemented on March 22, 2024;
•
Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024, and September 30, 2024, as filed with the SEC on May 7, 2024, August 2, 2024, and November 7, 2024, respectively;

•
Our Current Reports on Form 8-K filed with the SEC on January 19, 2024, January 30, 2024, February 28, 2024, March 5, 2024, May 7, 2024, August 27, 2024, October 7, 2024, November 26, 2024, and November 26, 2024; and

•
The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 26, 2009, as the description therein has been updated and superseded by the description of our capital stock contained in Exhibit 4.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 10, 2020, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of these documents, which will be provided to you at no cost, by writing or telephoning us using the following contact information:
The York Water Company
130 East Market Street
York, Pennsylvania 17401
Attn: Matthew E. Poff, Chief Financial Officer
Telephone: (717) 845-3601
You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of securities.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following table sets forth estimated expenses in connection with the issuance and distribution of the securities being registered:

Securities and Exchange Commission Registration Fee	$9,186(1)
NASDAQ Global Select Market Fee	*
Legal fees and expenses	*
Transfer agent and registrar fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Trustee Services	*
Miscellaneous	*
Total Expenses	$*

(1)	This amount does not reflect the SEC registration fee offset pursuant to Rule 457(p).
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.
Item 15.	Indemnification of Directors and Officers.
Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended, or the “BCL,” provide that a business corporation may indemnify directors and officers against liabilities they may incur in such capacity if the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required under Section 1743 of the BCL to indemnify present or former directors and officers against expenses they may incur in defending such actions against them in such capacities if they are successful on the merits or otherwise in defense of such actions.
Section 1713 of the BCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute. Article VII of the Company’s By-Laws limits the liability of any director of the Company to the fullest extent permitted by Section 1713 of the BCL.
Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to Section 1746 of the BCL, Article VIII of the Company’s By-Laws provides for indemnification of directors, officers and other agents of the Company to the fullest extent permitted by the BCL.
Article VIII of the Company’s By-Laws provides a right to indemnification for expenses and certain liabilities paid or incurred by any indemnified representative of the Company, including directors and officers of the Company, in connection with any actual or threatened claim, action, suit or proceeding in which he or she may be involved by reason of being or having been, among others, a director, officer, employee or agent of the Company, or at the request of the Company, of another corporation, partnership, joint venture, trust or other entity. In accordance with Section 1744 of the BCL, Article VIII requires the Company to determine the availability of indemnification by certain specified procedures, including by vote of directors not a party to the proceeding in respect for which indemnification is sought or, in certain circumstances, determination of independent counsel.

Article VIII of the Company’s By-Laws authorizes the Company to further effect or secure its indemnification obligations by purchasing and maintaining insurance. The Company has purchased officers’ and directors’ liability insurance which covers certain liabilities incurred by its officers and directors in connection with the performance of their duties, subject to the limitations of such policy. This insurance also insures the Company against any amounts paid by the Company to indemnify covered directors and officers.
Item 16.	List of Exhibits.
The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

Exhibit No.	Description of Exhibits
1.1	Form of Underwriting Agreement*
4.1	Form of Indenture+
5.1	Opinion of Reed Smith LLP+
23.1	Consent of Baker Tilly US, LLP+
23.2	Consent of Reed Smith LLP (included in Exhibit 5.1)
24.1	Power of Attorney (set forth on the signature page of this Registration Statement)
25.1	Statement of Eligibility and Qualification on Form T-1**
107	Filing Fee Table+

*	To be filed by amendment or as an exhibit to a document to be incorporated by reference in the prospectus forming a part of this registration statement.
**	To be filed pursuant to the Trust Indenture Act of 1939, as amended.
+	Filed herewith.
Item 17.	Undertakings.
The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act; and
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(i)	If the registrant is relying on Rule 430B:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.
(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(d)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the SEC under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Pennsylvania, on November 26, 2024.

THE YORK WATER COMPANY

By:	/s/ Joseph T. Hand
Joseph T. Hand President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each person in so signing also makes, constitutes and appoints Joseph T. Hand and Matthew E. Poff and each of them acting alone, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute and cause to be filed with the Securities and Exchange Commission, any and all amendments or post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, as the Registrant deems appropriate and hereby ratifies and confirms all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Signature	Capacity	Date

/s/ Joseph T. Hand	President and Chief Executive Officer (Principal Executive Officer and Director)	November 26, 2024
Joseph T. Hand

/s/ Matthew E. Poff	Chief Financial Officer and Treasurer (Principal Accounting Officer and Principal Financial Officer)	November 26, 2024
Matthew E. Poff

/s/ Paul R. Bonney	Director	November 26, 2024
Paul R. Bonney

/s/ Douglas S. Brossman	Director	November 26, 2024
Douglas S. Brossman

/s/ Michael W. Gang	Director	November 26, 2024
Michael W. Gang

/s/ Jeffrey R. Hines	Director	November 26, 2024
Jeffrey R. Hines

/s/ George W. Hodges	Director	November 26, 2024
George W. Hodges

/s/ Jody L. Keller	Director	November 26, 2024
Jody L. Keller

/s/ Robert F. Lambert	Director	November 26, 2024
Robert F. Lambert

/s/ Erin C. McGlaughlin	Director	November 26, 2024
Erin C. McGlaughlin

/s/ Steven R. Rasmussen	Director	November 26, 2024
Steven R. Rasmussen

/s/ Laura T. Wand	Director	November 26, 2024
Laura T. Wand